                                                                    Exhibit 15.1
                                                                    ------------


November 12, 2001

Lowe's Companies, Inc.
1605 Curtis Bridge Road
Wilkesboro, North Carolina 28697

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Lowe's Companies, Inc. and subsidiaries for the periods ended May 4, 2001 and April 28, 2000, and August 3, 2001 and July 28, 2000, as indicated in our reports dated May 25, 2001, and August 15, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 4, 2001 and August 3,2001, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP